Exhibit 99.1

BRINKER INTERNATIONAL REPORTS SECOND QUARTER RESULTS
DALLAS (January 29, 2019) – Brinker International, Inc. (NYSE: EAT) today announced results for the fiscal second quarter ended December 26, 2018.
Highlights include the following:

•	Earnings per diluted share, on a GAAP basis, in the second quarter of fiscal 2019 increased 53.7% to $0.83 compared to $0.54 in the second quarter of fiscal 2018

•
Earnings per diluted share, excluding special items, in the second quarter of fiscal 2019 increased 2.3% to $0.89 compared to $0.87 in the second quarter of fiscal 2018 (see non-GAAP reconciliation below)

•
Brinker International’s Company sales in the second quarter of fiscal 2019 increased 2.5% to $761.5 million compared to the second quarter of fiscal 2018. Total revenues in the second quarter of fiscal 2019 increased 3.2% to $790.7 million compared to the second quarter of fiscal 2018

•
Chili’s company-owned comparable restaurant sales increased 2.9% in the second quarter of fiscal 2019 compared to the second quarter of fiscal 2018. Chili’s U.S. franchise comparable restaurant sales increased 3.4% in the second quarter of fiscal 2019 compared to the second quarter of fiscal 2018

•	Maggiano’s company-owned comparable restaurant sales increased 1.8% in the second quarter of fiscal 2019 compared to the second quarter of fiscal 2018

•	Chili’s international franchise comparable restaurant sales decreased 6.5% in the second quarter of fiscal 2019 compared to the second quarter of fiscal 2018

•
Operating income, as a percent of Total revenues, was 6.3% in the second quarter of fiscal 2019 compared to 7.1% in the second quarter of fiscal 2018 representing a decrease of approximately 80 basis points

•	Restaurant operating margin, as a percent of Company sales, was 12.4% in the second quarter of fiscal 2019 compared to 14.9% in the second quarter of fiscal 2018 (see non-GAAP reconciliation below)

•
Cash flows provided by operating activities in the first six months of fiscal 2019 was $56.2 million that included a $67.1 million cash tax payment related to the gain on the sale leaseback transactions, and capital expenditures totaled $78.7 million resulting in negative free cash flow of $(22.5) million (see non-GAAP reconciliation below). Proceeds from sale leaseback transactions of $458.0 million are included in Cash flows provided by investing activities

•
The Company’s Board of Directors approved a quarterly dividend of $0.38 per share on the common stock of the Company. The dividend will be payable March 28, 2019 to shareholders of record as of March 8, 2019

“Brinker delivered our fifth consecutive quarter of sequential sales improvement, posting positive sales and industry leading traffic,” said Wyman Roberts, Chief Executive Officer and President. “Our sustained momentum is being driven by several key factors including operational execution, takeout, and value.”

QUARTERLY OPERATING PERFORMANCE
Company Sales and Company Restaurant Expenses
Chili’s Company sales in the second quarter of fiscal 2019 increased 2.7% to $640.6 million from $623.6 million in the second quarter of fiscal 2018 primarily due to an increase in comparable restaurant sales. As compared to the second quarter of fiscal 2018, Chili’s restaurant operating margin(1) declined. Chili’s Restaurant expenses, as a percent of Company sales, increased compared to the second quarter of fiscal 2018 primarily due to higher rent expense associated with the new operating leases entered into as part of the sale leaseback transactions and the impact of adopting the new revenue accounting standard (“ASC 606”), partially offset by sales leverage. Restaurant labor, as a percent of Company sales, increased compared to the second quarter of fiscal 2018 due to higher wage rates, incentive bonus and employee health insurance expenses. Cost of sales, as a percent of Company sales, increased compared to the second quarter of fiscal 2018 primarily due to unfavorable menu item mix, partially offset by increased pricing.
Maggiano’s Company sales in the second quarter of fiscal 2019 increased 1.5% to $120.9 million from $119.1 million in the second quarter of fiscal 2018 primarily due to an increase in comparable restaurant sales. As compared to the second quarter of fiscal 2018, Maggiano’s restaurant operating margin(1) declined. This was primarily driven by Restaurant expenses, as a percent of Company sales, that increased compared to the second quarter of fiscal 2018, primarily due to higher rent and repair and maintenance expenses. This was partially offset by a decrease in both Restaurant labor, as a percent of Company sales and Cost of sales, as a percent of Company sales.

(1)
Restaurant operating margin is defined as Company sales less Cost of sales, Restaurant labor and Restaurant expenses and excludes Depreciation and amortization expenses (see non-GAAP reconciliation below).

Franchise and Other Revenues
Franchise and other revenues in the second quarter of fiscal 2019 increased 23.2% to $29.2 million from $23.7 million primarily related to the adoption of ASC 606 during the first quarter of fiscal 2019, please refer to “REVENUE RECOGNITION UPDATE” section below for more details on the new revenue standard. Brinker franchisees generated approximately $325.5 million in sales(2) in the second quarter of fiscal 2019.

(2)	Royalty revenues are recognized based on the sales generated and reported to the Company by franchisees.
Other
Depreciation and amortization expense in the second quarter of fiscal 2019 decreased $1.6 million compared to the second quarter of fiscal 2018 primarily due to an increase in fully depreciated assets and restaurant closures, partially offset by additions for existing restaurants primarily related to the Chili’s remodels and new restaurants.
General and administrative expense in the second quarter of fiscal 2019 increased $2.3 million compared to the second quarter of fiscal 2018 primarily due to higher professional service fees and stock compensation.
Income Taxes
On a GAAP basis, the effective income tax rate in the second quarter of fiscal 2019 decreased to 8.6% compared to 38.3% in the second quarter of fiscal 2018 primarily due to the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) that was enacted on December 22, 2017. The Tax Act lowered the federal statutory tax rate from 35.0% to 21.0% effective January 1, 2018. Our fiscal 2019 effective income tax rate is further lowered due to an increase in the FICA tax credit benefit, partially offset by the impact of the sale leaseback transactions. The second quarter of fiscal 2018 effective income tax rate was driven by the revaluation of the Company’s deferred tax accounts pursuant to the Tax Act, partially offset by the positive impact of lowering the federal statutory tax rate and lower profits.
FISCAL 2019 OUTLOOK UPDATE
The Company now estimates earnings per diluted share, excluding special items, to be in the range of $3.75 to $3.95. Revenues for fiscal 2019 are now estimated to be 2.0% to 2.75% up compared to fiscal 2018, primarily driven by comparable restaurant sales for fiscal 2019 that are now are estimated to be up 1.75% to 2.5%. In addition, we expect the effective income tax rate for fiscal 2019, excluding the impact of special items, to be approximately 10% to 12%.

Guidance Policy
Brinker provides annual guidance as it relates to comparable restaurant sales, earnings per diluted share, excluding special items, and other key line items in the consolidated statements of comprehensive income and will only provide updates if there is a material change versus the original guidance. We are unable to reliably forecast special items such as restaurant impairments, restaurant closures, reorganization charges and legal settlements without unreasonable effort. As such, we do not present a reconciliation of forecasted non-GAAP measures to the corresponding GAAP measures. If special items are reported in the remainder of fiscal 2019, reconciliations to the appropriate GAAP measures will be provided.
COMPARABLE RESTAURANT SALES
The table below presents the percent change in company-owned and franchise comparable restaurant sales in the second quarter of fiscal 2019 compared to the second quarter of fiscal 2018, and the second quarter of fiscal 2018 compared to the second quarter of fiscal 2017:

	Comparable Sales (1)		Price Impact		Mix-Shift (2)		Traffic
	Q2: 19 vs 18	Q2: 18 vs 17	Q2: 19 vs 18	Q2: 18 vs 17	Q2: 19 vs 18	Q2: 18 vs 17	Q2: 19 vs 18	Q2: 18 vs 17
Company-owned	2.7%	(1.0)%	1.0%	2.3%	(1.1)%	0.8%	2.8%	(4.1)%
Chili’s	2.9%	(1.5)%	0.9%	2.3%	(0.9)%	0.6%	2.9%	(4.4)%
Maggiano’s	1.8%	1.8%	1.2%	1.1%	(0.7)%	1.1%	1.3%	(0.4)%
Chili’s Franchise (3)	(0.8)%	(1.0)%
U.S.	3.4%	(1.7)%
International	(6.5)%	0.1%
Chili’s Domestic (4)	3.0%	(1.6)%
System-wide (5)	1.8%	(1.0)%

(1)	Comparable restaurant sales include all restaurants that have been in operation for more than 18 months. Amounts are calculated based on comparable current period verses same period a year ago.

(2)	Mix-shift is calculated as the year-over-year percentage change in Company sales resulting from the change in menu items ordered by guests.

(3)
Chili’s franchise sales generated by franchisees are not included in revenues in the Consolidated Statements of Comprehensive Income; however, we generate royalty revenues and advertising fees based on franchisee revenues, where applicable. We believe including franchise comparable restaurant sales provides investors information regarding brand performance that is relevant to current operations and may impact future restaurant development.

(4)	Chili’s domestic comparable restaurant sales percentages are derived from sales generated by company-owned and franchise operated Chili’s restaurants in the United States.

(5)
System-wide comparable restaurant sales are derived from sales generated by company-owned Chili’s and Maggiano’s restaurants in addition to the sales generated at franchise-operated Chili’s restaurants.

NON-GAAP MEASURES
Brinker management uses certain non-GAAP measures in analyzing operating performance and believes that the presentation of these measures in this release provides investors with information that is beneficial to gaining an understanding of the Company’s financial results. Non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP measures are included in the tables below.

Reconciliation of Net Income and Earnings Per Share Excluding Special Items
Brinker believes excluding special items from its financial results provides investors with a clearer perspective of the Company’s ongoing operating performance and a more relevant comparison to prior period results. The following reconciliation is presented in millions, except per share amounts.

	Q2 19	EPS Q2 19	Q2 18	EPS Q2 18
Net income	$32.0	$0.83	$25.3	$0.54
Special items (1)	3.2	0.08	9.3	0.20
Income tax effect related to special items (2)	(0.8)	(0.02)	(2.4)	(0.05)
Special items, net of taxes	2.4	0.06	6.9	0.15
Adjustment for special tax items (3)	(0.1)	—	8.4	0.18
Net income excluding special items	$34.3	$0.89	$40.6	$0.87

(1)
Special items in the second quarter of fiscal 2019 consists of $2.2 million Other (gains) and charges and $1.0 million of incremental depreciation expense associated with a change in estimated useful life of certain restaurant-level long-lived assets. Special items in the second quarter of fiscal 2018 consists of $9.3 million primarily related to the impairment and closure of nine underperforming Chili's restaurants in Canada. Footnote “(2)” to the Consolidated Statements of Comprehensive Income contains additional details on the composition of the other gains and charges amount.

(2)	Income tax effect related to special items is based on the statutory tax rate in effect at the end of each period presented.

(3)
Adjustment for special tax items in the second quarter of fiscal 2019 primarily relate to the tax impact of excess tax windfalls associated with stock-based compensation. Adjustment for special tax items in the second quarter of fiscal 2018 primarily relate to the revaluation of our net deferred taxes using the lower corporate tax rate pursuant to the Tax Act and recognition of tax benefits from the settlement of stock-based compensation awards in the provision for income taxes.

Reconciliation of Restaurant Operating Margin
Restaurant operating margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative to operating income as an indicator of financial performance. Restaurant operating margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance of ongoing restaurant-level operations. This non-GAAP measure is not indicative of overall company performance and profitability in that this measure does not directly accrue benefit to the shareholders due to the nature of costs excluded. We define Restaurant operating margin as Company sales less Company restaurant expenses, including Cost of sales, Restaurant labor and Restaurant expenses. We believe this metric provides a more useful comparison between periods and enables investors to focus on the performance of restaurant-level operations by excluding revenues not related to food and beverage sales at company-owned restaurants, corporate General and administrative expense, Depreciation and amortization, and Other (gains) and charges.
Restaurant operating margin excludes Franchise and other revenues which are earned primarily from franchise royalties and other non-food and beverage revenue streams such as banquet service charges, digital entertainment revenues and gift card breakage. Depreciation and amortization expense, substantially all of which is related to restaurant-level assets, is excluded because such expense represents historical costs which do not reflect current cash outlays for the restaurants. General and administrative expense includes primarily non-restaurant-level costs associated with support of the restaurants and other activities at our corporate offices and is therefore excluded. We believe that excluding special items, included within Other (gains) and charges, from Restaurant operating margin provides investors with a clearer perspective of the Company’s ongoing operating performance and a more useful comparison to prior period results. Restaurant operating margin as presented may not be comparable to other similarly titled measures of other companies in our industry.

The adoption of the new revenue standard, ASC 606, in first quarter of fiscal 2019 changed the presentation and recording of certain items contained within Franchise and other revenues, Operating income, and Restaurant operating margin. The adoption did not have a significant impact, for more details about the impact of adopting the new revenue standard please refer to the “REVENUE RECOGNITION UPDATE” section below. The following reconciliation is presented in millions, except percentages.

	Q2 19	Q2 18
Operating income - GAAP	$49.6	$54.4
Operating income, as a percent of Total revenue	6.3%	7.1%

Operating income	49.6	54.4
Less: Franchise and other revenues	(29.2)	(23.7)
Plus: Depreciation and amortization	36.1	37.7
General and administrative	35.4	33.1
Other (gains) and charges	2.2	9.3
Restaurant operating margin - non-GAAP	$94.1	$110.8
Restaurant operating margin, as a percent of Company sales	12.4%	14.9%
Reconciliation of Negative Free Cash Flow
Brinker believes presenting free cash flow provides a useful measure to evaluate the cash flow available for reinvestment after considering the capital requirements of our business operations (in millions).

Q2 19
Cash flows provided by operating activities - GAAP	$56.2
Capital expenditures	(78.7)
Negative free cash flow - non-GAAP	$(22.5)
During the twenty-six week period ended December 26, 2018, Cash flows provided by operating activities - GAAP included $67.1 million of cash tax payments related to the gain on the sale leaseback transactions. The cash proceeds received from the sale leaseback transactions of $458.0 million are recorded in Cash flows provided by investing activities during the twenty-six week period ended December 26, 2018.
WEBCAST INFORMATION
Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will broadcast live on Brinker’s website today, January 29, 2019 at 9 a.m. CST:
http://investors.brinker.com/events/event-details/q2-2019-brinker-international-earnings-conference-call
For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on Brinker’s website until the end of the day February 26, 2019.
Additional financial information, including statements of income which detail operations excluding special items, franchise and other revenues, and comparable restaurant sales trends by brand, is also available on Brinker’s website under the Financial Information section of the Investor tab.
FORWARD CALENDAR

•	SEC Form 10-Q for the second quarter of fiscal 2019 filing on or before February 4, 2019; and

•	Third quarter earnings release, before market opens, April 30, 2019.

ABOUT BRINKER
Brinker International, Inc. is one of the world’s leading casual dining restaurant companies. Based in Dallas, Texas, as of December 26, 2018, Brinker owned, operated, or franchised 1,685 restaurants under the names Chili’s® Grill & Bar (1,632 restaurants) and Maggiano’s Little Italy® (53 restaurants).
FORWARD LOOKING STATEMENTS
The statements and tables contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which could cause actual results to differ materially from our historical results or from those projected in forward-looking statements. These risks and uncertainties are, in many instances, beyond our control. Such risks and uncertainties include, among other things, the impact of competition, changes in consumer preferences, consumer perception of food safety, reduced disposable income, unfavorable publicity, increased minimum wages, governmental regulations, the impact of mergers, acquisitions, divestitures and other strategic transactions, the Company’s ability to meet its business strategy plan, loss of key management personnel, failure to hire and retain high-quality restaurant management, the impact of social media, failure to protect the security of data of our guests and team members, product availability, regional business and economic conditions, litigation, franchisee success, inflation, changes in the retail industry, technology failures, failure to protect our intellectual property, outsourcing, impairment of goodwill or assets, failure to maintain effective internal control over financial reporting, actions of activist shareholders, adverse weather conditions, terrorist acts, health epidemics or pandemics, and tax reform, as well as the risks described under the caption “Risk Factors” in our fiscal 2018 Annual Report on Form 10-K and future filings with the Securities and Exchange Commission.

BRINKER INTERNATIONAL, INC.
Consolidated Statements of Comprehensive Income (Unaudited)
(In millions, except per share amounts)

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	December 26, 2018	December 27, 2017	December 26, 2018	December 27, 2017
Revenues
Company sales	$761.5	$742.7	$1,489.8	$1,459.6
Franchise and other revenues (1)	29.2	23.7	54.7	46.2
Total revenues	790.7	766.4	1,544.5	1,505.8
Operating costs and expenses
Company restaurants (excluding depreciation and amortization)
Cost of sales	200.9	192.9	392.8	380.5
Restaurant labor	260.8	250.4	517.1	501.5
Restaurant expenses (1)	205.7	188.6	404.7	376.7
Company restaurant expenses	667.4	631.9	1,314.6	1,258.7
Depreciation and amortization	36.1	37.7	73.1	76.2
General and administrative	35.4	33.1	69.2	65.4
Other (gains) and charges (2)	2.2	9.3	(8.9)	22.5
Total operating costs and expenses	741.1	712.0	1,448.0	1,422.8
Operating income	49.6	54.4	96.5	83.0
Interest expense	15.4	14.3	31.0	28.2
Other (income), net	(0.8)	(1.0)	(1.6)	(1.5)
Income before provision for income taxes	35.0	41.1	67.1	56.3
Provision for income taxes	3.0	15.8	8.7	21.1
Net income	$32.0	$25.3	$58.4	$35.2

Basic net income per share	$0.84	$0.55	$1.49	$0.74

Diluted net income per share	$0.83	$0.54	$1.46	$0.74

Basic weighted average shares outstanding	38.1	46.4	39.2	47.4

Diluted weighted average shares outstanding	38.8	46.9	39.9	47.8

Other comprehensive income (loss)
Foreign currency translation adjustments (3)	$(0.6)	$(0.2)	$(0.3)	$0.8
Other comprehensive income (loss)	(0.6)	(0.2)	(0.3)	0.8
Comprehensive income	$31.4	$25.1	$58.1	$36.0

(1)
Franchise and other revenues and Restaurant expenses in the thirteen and twenty-six week periods ended December 26, 2018 includes the impact from adoption of ASC 606, whereas the thirteen and twenty-six week periods ended December 27, 2017 was not restated, please see “REVENUE RECOGNITION UPDATE” section for further details. Franchise and other revenues include royalties, advertising fees (effective first quarter of fiscal 2019), Maggiano’s banquet service charge income, gift card breakage, service fees and discount costs from third-party gift card sales, digital entertainment revenues, delivery fee income, franchise fees, development fees and retail royalty revenues.

(2)	Other (gains) and charges included in the Consolidated Statements of Comprehensive Income include (in millions):

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	December 26, 2018	December 27, 2017	December 26, 2018	December 27, 2017
Sale leaseback (gain), net of transaction charges	$(4.4)	$—	$(17.7)	$—
Gain on sale of assets, net	(0.8)	(0.3)	(0.8)	(0.3)
Remodel-related costs	2.6	—	3.1	—
Restaurant closure charges	2.1	4.3	3.8	4.5
Restaurant impairment charges	1.0	2.0	1.0	9.2
Foreign currency transaction (gain)/loss	0.7	0.9	(0.1)	0.9
Accelerated depreciation	0.5	0.5	1.0	1.0
Property damages, net of (insurance recoveries)	0.2	0.5	(0.6)	5.1
Lease guarantee charges	—	1.4	—	1.4
Cyber security incident charges	—	—	0.4	—
Other	0.3	—	1.0	0.7
Total	$2.2	$9.3	$(8.9)	$22.5

(3)
Foreign currency translation adjustment included within Comprehensive income in the Consolidated Statements of Comprehensive Income represents the unrealized impact of translating the financial statements of the Canadian restaurants and the Mexican joint venture (prior to divestiture in the second quarter of fiscal 2018) from their respective functional currencies to U.S. dollars. This amount is not included in Net income and would only be realized upon disposition of the businesses.

REVENUE RECOGNITION UPDATE
Effective in the first quarter of fiscal 2019, we adopted ASC 606 and did not elect to restate the prior year financial statements to reflect the application of the standard. The primary impact of the adoption is the change in presentation of advertising fees received from franchisees and the timing of recognition for franchise related revenues and gift card breakage. Under ASC 606, advertising fees are now presented on a gross basis as a component of Franchise and other revenues. Under the previous revenue accounting guidance (“Legacy GAAP”), the advertising fees were recorded as a reduction to advertising expenses within Restaurant expenses in the Consolidated Statements of Comprehensive Income. The recognition timing change for franchise related fees and gift card breakage, both recorded in Franchise and other revenues, did not have a significant impact to our results of operations during the second quarter of fiscal 2019.
The following table presents a comparative view of the fiscal 2019 second quarter and year to date results prepared in accordance with ASC 606 versus Legacy GAAP.

	Thirteen Week Period Ended			Twenty-Six Week Period Ended
	December 26, 2018			December 26, 2018
	ASC 606 Amounts	Adjustments	Legacy GAAP Amounts	ASC 606 Amounts	Adjustments	Legacy GAAP Amounts
Revenues
Company sales	$761.5	$—	$761.5	$1,489.8	$—	$1,489.8
Franchise and other revenues	29.2	(5.8)	23.4	54.7	(10.6)	44.1
Total revenues	790.7	(5.8)	784.9	1,544.5	(10.6)	1,533.9
Operating costs and expenses
Company restaurants (excluding depreciation and amortization)
Cost of sales	200.9	—	200.9	392.8	—	392.8
Restaurant labor	260.8	—	260.8	517.1	—	517.1
Restaurant expenses	205.7	(5.2)	200.5	404.7	(10.3)	394.4
Company restaurant expenses	667.4	(5.2)	662.2	1,314.6	(10.3)	1,304.3
Depreciation and amortization	36.1	—	36.1	73.1	—	73.1
General and administrative	35.4	—	35.4	69.2	—	69.2
Other (gains) and charges	2.2	—	2.2	(8.9)	—	(8.9)
Total operating costs and expenses	741.1	(5.2)	735.9	1,448.0	(10.3)	1,437.7
Operating income	49.6	(0.6)	49.0	96.5	(0.3)	96.2
Operating income as a percent of Total revenue	6.3%	(0.1)%	6.2%	6.2%	0.1%	6.3%

Interest expense	15.4	—	15.4	31.0	—	31.0
Other (income), net	(0.8)	—	(0.8)	(1.6)	—	(1.6)
Income before provision for income taxes	35.0	(0.6)	34.4	67.1	(0.3)	66.8
Provision for income taxes	3.0	(0.1)	2.9	8.7	—	8.7
Net income	$32.0	$(0.5)	$31.5	$58.4	$(0.3)	$58.1

Basic net income per share	$0.84	$(0.01)	$0.83	$1.49	$(0.01)	$1.48
Diluted net income per share	$0.83	$(0.02)	$0.81	$1.46	$0.00	$1.46

BRINKER INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets
(In millions)

	(Unaudited)
	December 26, 2018	June 27, 2018
ASSETS
Current assets	$196.0	$156.3
Net property and equipment (1)	769.3	938.9
Deferred income taxes, net (1)	113.9	33.6
Total other assets	215.6	218.5
Total assets	$1,294.8	$1,347.3
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current installments of long-term debt	$8.1	$7.1
Other current liabilities (1)	479.9	427.2
Long-term debt, less current installments	1,263.9	1,499.6
Deferred gain on sale leaseback transactions (1)	252.2	—
Other liabilities	145.9	131.7
Total shareholders’ deficit	(855.2)	(718.3)
Total liabilities and shareholders’ deficit	$1,294.8	$1,347.3

(1)
We executed sale leaseback transactions during the twenty-six week periods ended December 26, 2018 for gross consideration of $466.3 million, and removed the related Net property and equipment totaling $170.9 million from our Consolidated Balance Sheets, resulting in a net gain. Of the gain, as of December 26, 2018, $270.6 million remains deferred and is included within Other current liabilities and Deferred gain on sale leaseback transactions. The total gain is immediately taxable, resulting in $75.0 million of tax on the gain, of which $67.1 million was paid during the second quarter of fiscal 2019. The remaining $7.9 million tax payable is expected to be paid during the third quarter of fiscal 2019.

Of the 995 company-owned restaurants locations, at December 26, 2018, we continue to own property for 50 restaurant locations, of which the related book value of the land totaled $41.3 million and the net book value of buildings totaled $25.8 million.

BRINKER INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Twenty-Six Week Periods Ended
	December 26, 2018	December 27, 2017
Cash flows from operating activities
Net income	$58.4	$35.2
Adjustments to reconcile Net income to Net cash provided by operating activities:
Depreciation and amortization	73.1	76.2
Stock-based compensation	7.2	6.3
Restructure charges and other impairments	8.4	14.5
Net (gain) loss on disposal of assets	(18.3)	1.3
Changes in assets and liabilities	(72.6)	(13.8)
Net cash provided by operating activities	56.2	119.7
Cash flows from investing activities
Payments for property and equipment	(78.7)	(48.6)
Proceeds from sale of assets	1.2	0.3
Proceeds from note receivable	1.3	0.5
Insurance recoveries	1.4	1.0
Proceeds from sale leaseback transactions, net of related expenses	458.0	—
Net cash provided by (used in) investing activities	383.2	(46.8)
Cash flows from financing activities
Borrowings on revolving credit facility	479.0	320.0
Payments on revolving credit facility	(713.0)	(276.0)
Purchases of treasury stock	(167.6)	(71.8)
Payments of dividends	(31.6)	(35.4)
Payments on long-term debt	(3.7)	(5.1)
Proceeds from issuances of treasury stock	2.8	1.0
Net cash used in financing activities	(434.1)	(67.3)
Net change in cash and cash equivalents	5.3	5.6
Cash and cash equivalents at beginning of period	10.9	9.1
Cash and cash equivalents at end of period	$16.2	$14.7

BRINKER INTERNATIONAL, INC.
Restaurant Summary

	Fiscal 2019
	Total Restaurants	Second Quarter Openings	YTD Openings	Full Year Projected Openings
Company-owned restaurants
Chili’s domestic	938	—	—	2-4
Chili’s international	5	—	—	—
Maggiano’s	52	—	—	—
Total company-owned	995	—	—	2-4
Franchise restaurants
Chili’s domestic	310	2	3	5
Chili’s international	379	6	10	26-30
Maggiano’s	1	1	1	1
Total franchise	690	9	14	32-36
Total restaurants
Chili’s domestic	1,248	2	3	7-9
Chili’s international	384	6	10	26-30
Maggiano’s	53	1	1	1
Grand total	1,685	9	14	34-40
In fiscal 2019, we plan to relocate a total of five company-owned restaurants, through the second quarter of fiscal 2019 we have relocated 3 company-owned restaurants. Relocations are not included in the above table.

FOR ADDITIONAL INFORMATION, CONTACT:
MIKA WARE
INVESTOR RELATIONS
investor.relations@brinker.com
AISHA FLETCHER
MEDIA RELATIONS
media.requests@brinker.com
(800) 775-7290
6820 LBJ FREEWAY
DALLAS, TEXAS 75240